Exhibit 10.1

AVNET, INC.
EXECUTIVE INCENTIVE PLAN

1.    Purpose

The principal purpose of the Avnet, Inc. Executive Incentive Plan (the “Plan”) is to provide incentives to executive officers and other members of senior management of Avnet, Inc. (the “Company”) who have significant responsibility for the success and growth of the Company and to assist the Company in attracting, motivating and retaining such employees on a competitive basis.

2.    Administration of the Plan

The Plan shall be administered by the Compensation Committee of the Board of Directors (the “Committee”). The Committee shall at all times be composed of at least two directors of the Company, each of whom is an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and Treasury Regulation Section 1.162-27(e)(3). The Committee shall have the sole discretion to (a) interpret the Plan, (b) determine who shall participate in the Plan, (c) approve pre-established objective performance measure or measures, (d) certify the level to which each performance measure was attained prior to any payment under the Plan, (e) approve the amount of awards made under the Plan, and (f) determine who shall receive any payment under the Plan.

The Committee shall have full power and authority to administer and interpret the Plan and to adopt such rules, regulations and guidelines for the administration of the Plan and for the conduct of its business as the Committee deems necessary or advisable. The Committee has the authority to make modifications to the program as may be required by law. The Committee’s interpretations of the Plan, and all actions taken and determinations made by the Committee pursuant to the powers vested in it hereunder, shall be conclusive and binding on all parties concerned, including the Company, its shareholders and any person receiving an award under the Plan.

3.    Eligibility

Executive officers and other members of senior management of the Company and its affiliates shall be eligible to receive awards under the Plan, which awards are intended to qualify as performance-based awards for purposes of Section 162(m) of the Code. The Committee shall designate the executive officers and other members of senior management who will participate in the Plan each fiscal year. If an individual becomes an executive officer or member of senior management during the fiscal year, such individual may be granted eligibility for an incentive award for that year.

4.    Awards under the Plan

The Committee shall establish annual and/or long-term incentive award targets for participants. Incentive award targets are expressed as the dollar amount of the incentive award that will be paid to a participant if the corresponding performance goals are achieved.

The Committee shall also establish annual and/or long-term performance goals, which must be achieved in order for an incentive award to be earned under the Plan. Such performance goals shall be based on any one or more of the following: price of the Company’s Common Stock, shareholder return, return on equity, return on investment, return on capital employed, sales productivity, sales growth, economic profit, economic value added, net income, operating income, gross margin, sales, free cash flow, earnings per share, operating unit contribution, achievement of annual operating profit plans, debt level, market share or similar financial performance measures as may be determined by the Committee. The performance goals may be established on a cumulative basis and may be established on a stand-alone basis with respect to the Company or any of its operating units, or on a relative basis with respect to any peer companies or index selected by the Committee. These performance goals may be based on an analysis of historical performance and growth expectations for the business, financial results of other comparable businesses, and progress towards achieving the long-range strategic plan for the business. These performance goals and determination of results shall be based entirely on financial measures.

The specific performance goals for each participant shall be established in writing by the Committee within ninety days after the commencement of the fiscal year or other performance period (or within such other time period as may be required by Section 162(m) of the Code) to which the performance goal relates. At the time the performance goals are established, the outcome must be substantially uncertain. The performance goal shall be established in such a manner that a third party having knowledge of the relevant facts could determine whether the performance goal has been met.

Awards shall be payable as soon as practicable following the completion of the applicable fiscal year or other performance period, upon certification by the Committee that the Company achieved the specified performance goal established for the participant. In no event shall payment be made later than the end of the “applicable 2 1/2-month period” described in Treasury Regulation Section 1.409A-1(b)(4)(i)(A). Notwithstanding the attainment by the Company of the specified performance goals, the Committee has the discretion, for each participant, to reduce some or all of an award that would otherwise be paid to such participant. In no event may a participant receive an award or payment of more than $5,000,000 under the Plan in any fiscal year.

5.    Miscellaneous Provisions

The Company shall have the right to deduct from all awards paid any federal, state, local or foreign taxes required by law to be withheld with respect to such awards. Neither the Plan nor any action taken hereunder shall be construed as giving any employee any right to be retained in the employ of the Company or affecting any right the Company has to terminate the employment of any participant. The costs and expenses of administering the Plan shall be borne by the Company and shall not be charged to any award or to any participant receiving an award.

The Plan is not the exclusive method pursuant to which the Company may establish or otherwise make available bonus or incentive payments to its executive officers and other members of senior management.

All rights and obligations under the Plan and any award under the Plan shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflict of laws.

6.    Recoupment

Any awards payable under this Plan shall be subject to the terms and conditions of the Company’s compensation recoupment or clawback policy, as in effect and amended from time to time, including disgorgement or repayment to the extent required by such policy.

7.    Effective Date, Amendments, Termination and Shareholder Approval

The Plan shall become effective on August 10, 2012, subject to approval by the shareholders of the Company at its 2012 Annual Meeting of Shareholders. The Plan shall terminate automatically if the material terms and performance goals are not reapproved by shareholders at or before the first shareholder meeting that occurs in 2017.

The Committee may at any time terminate or from time to time amend the Plan in whole or in part, but no such action shall adversely affect any rights or obligations with respect to any awards previously made under the Plan.

Shareholder approval is required for any amendment to the Plan which would: (a) increase the maximum amount which can be paid to any one executive officer under the Plan in any fiscal year, (b) change the specified performance goals for payment of awards, or (c) modify the requirement as to eligibility for participation in the Plan.